  Exhibit 31.1

SECTION 302 CERTIFICATION

I, Ronald A. Duncan, certify that:1

1.	I have reviewed this annual report on Form 10-K/A of General Communication, Inc. for the period ended December 31, 2010; and

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

Date: October 6, 2011	/s/ Ronald A. Duncan
Ronald A. Duncan
President and Director

1
Paragraph 3 is omitted since no financial statements are included in the amended filing.  Paragraphs 4 and 5 are omitted since the amendment does not contain an amendment to the Regulation S-K Item 307 and 308 disclosures regarding the evaluation of disclosure controls and procedures and internal controls over financial reporting.